Exhibit 10.12

EXECUTION VERSION

BAIN CAPITAL EVEREST US HOLDING, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 5, 2011, (the “Effective Date”), among Bain Capital Everest US Holding, Inc., a Delaware corporation (the “Company”), Bain Capital Everest Manager Holding SCA, a Luxembourg incorporated company (“Parent”) and Marilyn Horner (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Senior Vice President of Human Resources of the Company and to pay all of the Executive’s compensation other than certain equity awards described in this Agreement; and

WHEREAS, Parent desires to grant the Executive certain equity awards described in this Agreement and to guarantee the cash compensation of the Executive payable by the Company hereunder; and

WHEREAS, the Company, Parent and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Senior Vice President of Human Resources of the Company and shall be a member of the Company’s Executive Leadership Team. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other executive duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position as Senior Vice President of Human Resources of the Company. The Executive’s principal place of employment with the Company shall be in the Philadelphia, Pennsylvania metropolitan area. The Executive shall report directly to the Company’s Chief Executive Officer.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate Section 11 hereof, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing upon the Effective Date. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive a base salary for calendar year 2010 at an annual rate of not less than $370,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year, by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible for an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Board, no later than ninety (90) days after the commencement of such calendar year. The Executive’s targeted Annual Bonus for a calendar year shall equal 55% of the Executive’s Base Salary for such calendar year (the “Target Bonus”) if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for such year when it establishes the targets and performance criteria for such year); provided that the Executive’s maximum Annual Bonus for any calendar year during the Employment Term shall equal 200% of the Target Bonus for such calendar year. The Executive’s Annual Bonus for a calendar year shall be determined by the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as otherwise provided in Section 8 hereof).

5. EQUITY AWARD. On or promptly following the Effective Date, you will be granted incentive securities or interests in one or more incentive securities, generally representing the right to participate in 0.35% of the capital appreciation of Parent.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company, Parent or any of their direct or indirectly controlled subsidiaries (each an “Affiliate”) has adopted or may adopt, maintain or contribute to and which benefit any of the senior executives of the Company, Parent or any Affiliate, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements. except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, if and to the extent allowed pursuant to the terms of such plan, provided that any such amendment may have no more adverse affect on the Executive than on any other participant in such plan. The Company may provide perquisites to the Executive at the discretion of the Board. In addition, during the Employment Term, the Executive will be entitled to payment(s) and/or the provision of service(s) pursuant to the Company’s relocation policy in connection with her relocation to the Philadelphia, Pennsylvania metropolitan area.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time as if the Executive had completed twenty-five (25) years of service with the Company as of the Effective Date.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which inability shall continue for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) continued failure to follow the lawful directives of the Board or any executive to whom the Executive reports after written notice from the Board or such executive and a period of no less than thirty (30) days to cure such failure; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) material violation of a material Company policy that is not cured within fifteen (15) days of written notice from the Board; (v) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (vi) continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (vii) breach of any of the restrictive covenants set forth in Section 11 hereof or in any other written agreement between the Executive and the Company and/or its affiliates that causes material and demonstrable harm to the Company and that is not cured within fifteen (15) days of written notice from the Board (a “Material Covenant Violation”).

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company or Parent (as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities or assignment of duties materially inconsistent with the Executive’s position, including the Executive being required to report to someone other than the Company’s Chief Executive Officer, (ii) the Executive’s relocation of the Executive’s primary work location outside of the Philadelphia, Pennsylvania metropolitan area; (iii) a reduction in Base Salary or Target Bonus; (iv) the Company giving notice of non-extension of this Agreement; or (v) the Company’s material breach of this Agreement. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof (in the case of a non-extension by the Company, without the Executive having terminated for Good Reason in respect of such non-extension).

8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii) an amount equal to the pro-rata portion of the Executive’s Target Bonus for the calendar year of termination (determined by multiplying the Target Bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365); provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 25 hereof), such payment shall be made on the sixtieth (60 th) day following such termination;

(iv) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(v) payment in respect of any accrued but unused vacation time in accordance with Company policy; and

(vi) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment is terminated (x) by the Company for Cause or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits (other than the benefits described in Sections 8(a)(ii) and 8(a)(iii) hereof).

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(c) hereof, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 25 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s not engaging in a Material Covenant Violation or a material breach of Section 11 hereof that is not cured within fifteen (15) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to an amount equal to one and one-half (1.5) multiplied by the sum of the Executive’s Base Salary and Target Bonus for the year of termination (the “Severance Amount”), paid in equal monthly installments for a period of eighteen (18) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Executive (and his eligible dependents) for a period of eighteen (18) months following such termination, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Executive; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) CHANGE IN CONTROL.

(i) This Section 8(e) shall apply if the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(c) hereof, or (y) by the Executive for Good Reason, in either case, during the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 8(d) hereof, except that in lieu of receiving the Severance Amount in installments as contemplated under Section 8(d)(ii) hereof, the Executive shall receive a lump sum payment equal to the Severance Amount on the date of such termination; provided that to the extent that the payment of the applicable amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall be made on the sixtieth (60th) day following such termination.

(ii) For purposes of this Agreement, the term “Change in Control” shall mean the consummation off the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Group”), other than Bain Capital Partners, any private equity fund managed by it, or any Group which includes Bain Capital Partners or any private equity fund managed by it, (A) acquires (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of the Company (or any surviving or resulting entity) representing more than fifty percent (50%) of the outstanding voting securities or economic value of the Company (or any surviving or resulting entity), or (B) acquires assets constituting all or substantially all (more than eighty percent (80%)) of the assets of the Company and its subsidiaries (as determined on a consolidated basis).

(f) CODE SECTION 280G. So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company shall, with respect to such Company Payments, use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the Company Payments will be subject to such Excise Tax. In the event that a vote satisfying the requirements of Section 280G(b)(5) of the Code is not obtained for any reason, then the Executive will be entitled to receive a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code). Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (i) any cash severance payable by reference to the Executive’s base salary or annual bonus; (ii) any other cash amount payable to the Executive; (iii) any benefit valued as a “parachute payment;” and (iv) acceleration of vesting of any equity award.

9. OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any other position as an officer, director or fiduciary of the Company, Parent and any Affiliate.

10. RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than the amount described in Section 8(a)(iii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form of Exhibit A attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer (except as provided in Section 8(d)(iii) hereof). The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

11. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will learn confidential information regarding the Company. The Executive agrees that the Executive shall not. directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or any of its Affiliates, or received from third parties subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 11 who, in each case, shall be instructed by the Executive to keep such information confidential.

(b) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for a period of one (1) year thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any material business of the Company or any Affiliate or in any other material business in which the Company or any Affiliate has taken material steps and has material plans, on or prior to the date or termination, to be engaged in on or after such date, in any locale of any country in which the Company or such Affiliate conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or an Affiliate to purchase goods or services then sold by the Company or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any Affiliate to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any Affiliate, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any Affiliate and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 11(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by general advertising or solicitation not specifically targeted at Company or Affiliate-related individuals or entities.

(d) INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries. improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(e) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(f) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11, other than in response to an attempt by the Company or an Affiliate to enforce such covenants against the Executive. It is also agreed that the Affiliates will have the right to enforce all of the Executive’s obligations to such Affiliates under this Agreement, including without limitation pursuant to this Section 11.

(g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h) TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

12. COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, the Affiliates and their respective representatives in defense of all claims that may be made against the Company or the Affiliates, and will assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 12.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 hereof or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a Material Covenant Violation or a Material Cooperation Violation by the Executive, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or Parent, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and provided that the Company agrees to perform such obligations if such successor fails to do so in a timely manner. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Bain Capital Everest US Holding, Inc.

c/o Bain Capital Partners, LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

Facsimile: (212) 421-2225

Attention: Stephen M. Zide

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent allowable under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

21. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22. DISPUTE RESOLUTION. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid. to such party at the Executive’s or the Company’s address as provided in Section 15 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

23. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24. REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to the Company that (a) the Executive has used the Executive’s best efforts to provide the Company with (i) each agreement with a predecessor employer which may have any bearing on the Executive’s legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, or (ii) a summary of the applicable provisions of each such agreement which the Executive may not provide to the Company due to an existing confidentiality obligation, and (b) other than the agreements referenced in the preceding clause (a), the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to the Company entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by the Company such that the parties hereunder shall be relieved of all of their respective duties and obligations hereunder; provided that any termination of the Executive’s employment resulting from the Company exercising its rights pursuant to this sentence shall be treated as a termination of employment by the Executive without Good Reason. If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, the Company, Parent and/or an Affiliate), the Company, Parent (on behalf of itself and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge.

25. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification shall require the written consent of the Executive. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A; provided that the Company makes any modification reasonably requested by the Executive in accordance with the second sentence of this Section 25(b)(i).

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A. the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

26. FURTHER ASSURANCES; PARENT GUARANTEE. The parties hereto shall cooperate with each other and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement. Parent hereby guarantees the performance of the obligations of the Company to pay all cash amounts due to the Executive pursuant to this Agreement. In the event that the Company is unable or unwilling to pay any such amounts when due, upon notice of such non-payment received by Parent from the Executive, Parent shall immediately pay such amounts, or take any and all actions necessary to cause one or more Affiliates to pay such amounts, on behalf of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAIN CAPITAL EVEREST US HOLDING, INC.

By:

Name:	CHRISTOPHER D. PAPPAS

Title:	PRESIDENT & CEO

BAIN CAPITAL EVEREST MANAGER HOLDING SCA

By:

Name:	Mark Verdi

Title:	Managing Director

Dated:	Dec 15,	, 2010

EXECUTIVE

Employment Agreement Signature Page